Exhibit 99.1

Renalytix plc

(“Renalytix” or the “Company”)

Allotment and issue of the Second Tranche Placing Shares

Rule 2.9 Announcement

LONDON and SALT LAKE CITY – 25 April 2024 – Renalytix plc (NASDAQ: RNLX) (LSE: RENX) confirms that the Second Tranche Placing Shares of 26,815,841 ordinary shares of £0.0025 each (the “Ordinary Shares”) were issued yesterday, on the 24 April 2024. An application will be made to London Stock Exchange plc for the admission of the Second Tranche Placing Shares to be admitted to trading on AIM following the Second Resale Registration Statement having been filed with the SEC (which is expected to be within 45 days of Second Closing) and become effective.

The Second Tranche Placing Shares have been credited as fully paid and rank pari passu in all respects with the Company’s existing Ordinary Shares, including the right to receive all dividends and other distributions declared, made or paid on or in respect of such shares after the date of issue.

2.9 announcement

In accordance with Rule 2.9 of the City Code on Takeovers and Mergers and further to the announcements on 12 March 2024 and 15 March 2024, the Company confirms that as at the close of business on 24 April 2024 its issued share capital consisted of 154,368,191 Ordinary Shares following the issuance of the Second Tranche Placing Shares of 26,815,841 Ordinary Shares. The Company has no Ordinary Shares held in treasury.

The Company also has a sponsored Level III ADR programme. The ADSs are traded on the Nasdaq Global Market and Citibank N.A. acts as the depositary for the programme. Each ADS represents two Ordinary Shares. The total number of voting rights in the Company is therefore 154,368,191.

The International Securities Identification Number for the Ordinary Shares is GB00BYWL4Y04.

The International Securities Identification Number for the ADSs is US75973T1016.

Capitalised terms used but not defined in this announcement have the meanings given to them in the announcement dated 12 March 2024, unless the context provides otherwise.

For further information, please contact:

Renalytix plc	www.renalytix.com
James McCullough, CEO	Via Walbrook PR

Stifel (Nominated Adviser, Joint Broker)	Tel: 020 7710 7600
Alex Price / Nicholas Moore / Nick Harland / Samira Essebiyea
Harry Billen
Investec Bank plc (Joint Broker)	Tel: 020 7597 4000
Gary Clarence / Shalin Bhamra

Walbrook PR Limited	Tel: 020 7933 8780 or renalytix@walbrookpr.com

Paul McManus / Alice Woodings / Charlotte Edgar	Mob: 07980 541 893 / 07407 804 654 / 07884 664 686

CapComm Partners
Peter DeNardo	Tel: 415-389-6400 or investors@renalytix.com

About Renalytix

Renalytix (NASDAQ: RNLX) (LSE: RENX) is an in-vitro diagnostics and laboratory services company that is the global founder and leader in the new field of bioprognosis™ for kidney health. The leadership team, with a combined 200+ years of healthcare and in-vitro diagnostic experience, has designed its KidneyIntelX laboratory developed test to enable risk assessment for rapid progressive decline in kidney function in adult patients with T2D and early CKD (stages 1-3). We believe that by understanding how disease will progress, patients and providers can take action early to improve outcomes and reduce overall health system costs. For more information, visit www.renalytix.com.

Disclosure requirements of the Takeover Code

Under Rule 8.3(a) of the City Code on Takeovers and Mergers (“Takeover Code”), any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Takeover Code, any person who is, or becomes, interested in one per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel's Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.